EXHIBIT 21.1

Subsidiaries of the Registrant

Subsidiaries of NN, Inc.	Jurisdiction of Incorporation or Organization
The Delta Rubber Company	Connecticut
Industrial Molding GP, LLC	Delaware
Industrial Molding LP, LLC	Tennessee
Industrial Molding LP	Texas
NN Europe ApS	Denmark
Kugelfertigung Eltmann GmbH	Germany
Euroball S.p.A.	Italy
NN Euroball Ireland, Ltd.	Ireland
NN Mexico LLC	Delaware
NN Arte S De R.L. De D.V.	Mexico
NN Netherlands B.V.	The Netherlands
NN Holdings B.V.	The Netherlands
NN Slovakia, s.r.o	Slovak Republic
NN Precision Bearing Products Company Co., Ltd.	The People’s Republic of China
Whirlaway Corporation	Ohio
Triumph, LLC	Arizona